Exhibit 99.1

Blucora Announces Agreement to Acquire HowStuffWorks

Combines InfoSpace with Premier Digital Content Brand

BELLEVUE, WA and NEW YORK, NY– April 21, 2014 – Blucora™, Inc. (NASDAQ: BCOR) and Discovery Communications (NASDAQ: DISCA) today announced they have entered into a definitive agreement for Blucora to acquire the assets and operations of HowStuffWorks, a trusted digital information resource, from Discovery Communications, the world’s #1 pay-TV programmer. The all-cash transaction is expected to close in the second quarter of 2014, subject to customary closing conditions.

Founded in 1998, HowStuffWorks offers credible, unbiased and easy-to-understand explanations for how the world actually works in thousands of topic areas. HowStuffWorks’ growing digital audience generates approximately 200 million page views and 38 million unique visitors per month, with multi-format content that drives deep engagement across desktop, tablet and mobile devices. HowStuffWorks is recognized with multiple Webby Awards and included among Time Magazine’s “25 Web Sites We Can’t Live Without” and PC Magazine’s “Top 100 Web Sites.”

“We are thrilled to welcome HowStuffWorks to Blucora,” said Bill Ruckelshaus, President and Chief Executive Officer of Blucora. “HowStuffWorks is a leading and trusted online source for high-quality content that informs, educates, and nourishes the curiosity of millions of people of all ages. We look forward to working with the talented HowStuffWorks team and are excited about their future potential.”

As part of the transaction, Discovery Communications will retain its key client relationships and partner with Blucora and HowStuffWorks to continue to deliver native advertising solutions. Discovery also will have ongoing access to HowStuffWorks video assets, consistent with Discovery’s strategic shift toward video content.

Blucora expects to fund the transaction with cash on hand. Upon completion of the acquisition, HowStuffWorks will join the reporting segment that includes Blucora’s InfoSpace business, a leading provider of white label search and monetization solutions.

About Blucora™

Blucora, Inc. (NASDAQ: BCOR) operates a diverse group of Internet businesses. Its mission is to deliver long-term value to its customers, partners and shareholders through financial discipline, operational expertise, and technology innovation. Recently named one of Fortune® Magazine’s 100 Fastest-Growing Companies, Blucora’s online businesses reach millions of users worldwide every day. Blucora is headquartered in Bellevue, Washington. For more information, please visit www.Blucora.com.

About Discovery Communications

Discovery Communications (NASDAQ: DISCA, DISCB, DISCK) is the world’s #1 pay-TV programmer reaching 2.5 billion cumulative subscribers in over 220 countries and territories. Discovery is dedicated to satisfying curiosity through more than 190 worldwide television networks, led by Discovery Channel, TLC, Animal Planet, Science and Investigation Discovery, as well as U.S. joint venture networks OWN: Oprah Winfrey Network and the Hub Network. Across the Nordic region, Discovery owns and operates SBS Discovery Media, a top-three portfolio of television brands that feature leading nonfiction content, as well as locally produced entertainment programs, sports and the best scripted series and movies from major studios. Discovery also is a leading provider of educational products and services to schools, including an award-winning series of K-12 digital textbooks, and a digital leader with a diversified online portfolio, including Discovery Digital Networks. For more information, please visit www.discoverycommunications.com.

Contacts:

Blucora

Stacy Ybarra, 425-709-8127

stacy.ybarra@blucora.com

Discovery Communications

Amber Harris, 240-662-5235

amber_harris@discovery.com